                                                                    EXHIBIT 11.1

                         FLEXTRONICS INTERNATIONAL LTD.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  SIX MONTHS ENDED
                                                            MARCH 31,               SEPTEMBER 30,
                                                   1995       1996       1997      1996      1997
                                                  -------   ---------   -------   -------   -------
                                                                                     (UNAUDITED)
Shares issued and outstanding(1)................   11,404      12,684    14,299    13,292    13,731
Shares due to Astron(2).........................       --          --        --       447       447
Common stock equivalent warrants and stock
  options(3)....................................      699          --       578       633       929
                                                  -------    --------   -------   -------   -------
                                                   12,103      12,684    14,877    14,372    15,107
                                                  =======    ========   =======   =======   =======
Net income/(loss)...............................  $ 6,156   $ (15,132)  $ 7,463   $ 9,335   $11,837
                                                  =======    ========   =======   =======   =======
Earnings per share..............................  $  0.51   $   (1.19)  $  0.50   $  0.65   $  0.78
                                                  =======    ========   =======   =======   =======

---------------

     Note:

     Net income is computed using the weighted average number of Ordinary Share equivalents outstanding during the respective periods. Ordinary Share equivalents include Ordinary Shares issuable upon the exercise of stock options computed using the treasury stock method.

     The computations of the respective years give retroactive effect to the acquisition of nCHIP, Inc. which was accounted for under the pooling of interest method. Hence, the number of share equivalents and net income are restated as if the acquisition took place on April 1, 1993.

(1) Shares issued and outstanding -- based on the weighted average method.

(2) Shares due to Astron in June 1998.

(3) Stock options -- based on the treasury stock method using average market price for the six month periods ending September 30, 1997 and 1996.